Exhibit 23.2

The share consolidation described in Note 1 to the consolidated financial statements has not been consummated at August 7, 2013. When it has been consummated, we will be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia

August 7, 2013

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Sophiris Bio Inc. of our report dated December 7, 2012, except for the effects of the share consolidation described in Note 1 to the consolidated financial statements, as to which the date is                     , relating to the consolidated financial statements of Sophiris Bio Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Chartered Accountants

Vancouver, British Columbia

                    , 2013”